Exhibit 24

POWER OF ATTORNEY

KNOWN BY ALL THESE PRESENTS, that I, James D. Abrams, in my capacity as Secretary of Mozart Holdco, Inc., hereby constitute and appoint Terry L. Robbins, Richard Lang and Eric Orsic, and each of them, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for me and in my name, place and stead, to sign any reports on Form 3 (Initial Statement of Beneficial Ownership of Securities), Form 4 (Statement of Changes in Beneficial Ownership of Securities), Form 5 (Annual Statement of Beneficial Ownership of Securities), Form 13H, Schedule 13D and Schedule 13G, relating to transactions by Mozart Holdco Inc. in shares of Class A Common Stock or other securities of Medline Inc. and all amendments thereto, and to file the same with the Securities and Exchange Commission and the appropriate securities exchange. I hereby grant unto said attorneys-in-fact and agents, and each of them, or their substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any responsibilities on behalf of Mozart Holdco, Inc. to comply with Sections 13 and 16 of the Securities Exchange Act of 1934, as amended. This Power of Attorney shall be effective until such time as I deliver a written revocation thereof to the above-named attorneys-in-fact and agents.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this October 30, 2025.

Mozart Holdco, Inc.

By: /s/ James D. Abrams
Name: James D. Abrams
Title: Secretary